Exhibit 99.1

August 28, 2006

Board of Directors
Candela Corporation
530 Boston Post Road
Wayland, MA  01778

Re:                   Resignation

Dear Colleagues:

I hereby resign from the Board of Directors of Candela Corporation effective immediately.  It has been a pleasure working on the Board of Directors of Candela Corporation, and I am excited about my new role as head of its Scientific Advisory Committee

Very truly yours,

/s/ Eric F. Bernstein
Eric F.  Bernstein